Exhibit 35.1
March 15, 2008
The Bank of New York Trust Company, N.A.
2 North LaSalle Street
Suite 1020
Chicago, IL 60602
Deutsche Bank Trust Company Americas
Structured Finance Services, Trust Securities and Services
60 Wall Street, 26th floor
MS NYC60-2606
New York, NY 10005

Re:	Capital Auto Receivables Asset Trust 2007-3 (the “Issuer”)
Annual Statement as to Compliance
Ladies and Gentlemen:
Reference is made to Section 3.9 of the Trust Indenture dated as of September 27, 2007 between the Issuer, The Bank of New York Trust Company, N.A., as Indenture Trustee, and GMAC LLC, as Servicer (the “Indenture”) and Section 4.01 of the Trust Sale and Servicing Agreement dated as of September 27, 2007 between the Issuer, GMAC LLC, as Servicer, and Capital Auto Receivables LLC, as Seller (the “Trust Sale and Servicing Agreement”).
The undersigned does hereby certify that:
a.	A review of the activities of the Servicer during the period of September 27, 2007 through December 31, 2007, and of its performance under the Indenture, the Trust Sale and Servicing Agreement, and the Pooling and Servicing Agreement has been made under his supervision, and

b.	To his knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Indenture, the Trust Sale and Servicing Agreement, and the Pooling and Servicing Agreement throughout such period.

Very truly yours,
M. E. Newman Vice President and Chief Financial Officer, GMAC North American Operations